Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

June 9, 2021

Garrett Motion Inc.,

La Pièce 16,

Rolle, Switzerland 1180.

Ladies and Gentlemen:

We have acted as the United States federal income tax counsel to Garrett Motion Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-1, as amended (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers (i) 52,471,709 shares of common stock, par value $0.001 per share (the “Common Stock”), (ii) 243,265,707 shares of Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and (iii) 243,265,707 shares of Common Stock issuable upon conversion of Series A Preferred Stock. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “Certain U.S. Federal Tax Considerations” in the Prospectus forming part of the Registration Statement.

Garrett Motion Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission and to the reference to us under the heading “Certain U.S. Federal Tax Considerations” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP